AMENDMENT TO INVESTMENT ADVISORY AGREEMENTS

This AMENDMENT, effective as of October 1, 2019, (this "Amendment") to each Investment Advisory Agreement by and between each investment company (each, a "Trust") listed on Schedule A hereto ("Schedule A"), on behalf of its respective series listed on Schedule A (each, a "Fund"), and **Baillie Gifford Overseas Limited** (the "Advisor").

WITNESSETH:

WHEREAS, the parties hereto have entered into each Investment Advisory Agreement listed on Schedule A, dated as of the respective date listed on Schedule A (each, an "Agreement"), pursuant to which the Advisor has agreed to render investment advisory services to the respective Fund; and

WHEREAS, each Agreement may be amended by mutual consent; and

WHEREAS, the parties desire to modify each Agreement's Proxy Policy section listed on Schedule A (each, a "Proxy Policy Section");

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Defined Terms. Unless otherwise defined herein, capitalized terms in this Amendment shall have the meanings assigned in the respective Agreement.

2. Amendment of Agreement. As of the date of this Amendment, or such later date as may be determined by a Fund, the language following "Proxy Policy." in each Proxy Policy Section of each Agreement is hereby deleted and replaced with the following:

> The Advisor shall have full power and authority to exercise or direct the exercise of all voting rights attaching to securities held in the Baillie Gifford Portfolio from time to time, including (without limitation) voting proxies solicited by or with respect to the issuers of such securities: (i) in accordance with the Advisor's proxy voting policies and procedures; and (ii) in a manner that complies with applicable law and regulations and any additional operating policies or procedures that the Trust communicates to the Advisor in writing.

3. No Other Modifications. Except as specifically modified hereby, each Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first set forth herein.

BAILLIE GIFFORD OVERSEAS LIMITED

By: [signature] N Thomas

Name: T SCOTT NISBET NICHOLAS THOMAS

Title: DIRECTOR AUTHORISED SIGNATORY

VANGUARD HORIZON FUNDS

VANGUARD TRUSTEES' EQUITY FUND

VANGUARD VARIABLE INSURANCE FUND

VANGUARD WORLD FUND

EACH ON BEHALF OF ITS SERIES
SET FORTH ON EXHIBIT A ATTACHED HERETO

By: [signature]

Name: Mortimer J. Buckley

Title: Chairman and Chief Executive Officer

Schedule A-- Investment Advisory Agreements

Dated	Trust	Fund	Proxy Policy Section
4/7/2008	Vanguard Horizon Funds	Vanguard Global Equity Fund	13
7/27/2018	Vanguard Trustees' Equity Fund	Vanguard Emerging Markets Select Stock Fund	13
4/1/2011	Vanguard Variable Insurance Fund	International Portfolio	13
2/21/2014	Vanguard World Fund	Vanguard U.S. Growth Fund	13
12/1/2010	Vanguard World Fund	Vanguard International Growth Fund	13